Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 53% INCREASE IN FIRST QUARTER NET EARNINGS

IRVINE, CALIFORNIA, October 26, 2005 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.4 million for the first quarter ended September 30, 2005, a 53% increase from $1.6 million earned during the first quarter of fiscal 2005. Diluted earnings per share for the first quarter increased 50% to $0.21 per share, compared to $0.14 per share for the first quarter of the prior year. The difference between the 53% increase in net earnings and the 50% increase in diluted earning per share reflects the impact of a larger number of shares outstanding during the period.

For the first quarter ended September 30, 2005, total direct finance and interest income increased 17% to $5.3 million, compared to $4.5 million reported for the first quarter of fiscal 2005. This increase was primarily due to a 24% increase in the average investment in capital leases and higher yields earned on cash and investments, off-set some by a decline in average yields earned on capital leases. Net direct finance and interest income increased by less than 2% to $4.4 million as a $293,000 increase in interest expense paid on deposits and a provision for lease losses of $402,000 offset the increase in direct finance income. The higher interest expense resulted from higher average rates paid on deposits that were about double the level of the year before. The increased provision for lease losses related to the deterioration in credit quality of certain lessees during the first quarter, including, to some extent, lessees in New Orleans impacted by Hurricane Katrina. Other income increased 40% to $4.4 million, compared to $3.1 million reported for the first quarter of fiscal 2005, due almost entirely to higher gains earned from sales of leased property. The early buyout of four leases contributed to the higher than expected income from sales of leased property during the quarter. As a result of the foregoing, gross profit of $8.8 million for the first quarter of fiscal 2006 increased 18% over $7.5 million reported for the first quarter of the prior year.

During the first quarter of fiscal 2006, CalFirst Bancorp's S,G&A expenses decreased by 2% to $4.8 million, compared to $4.9 million reported for the first quarter of fiscal 2005. The small decline is primarily due to containment of costs related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Our first quarter results demonstrate the earnings potential from the development of our lease portfolio. We saw strong growth in both direct finance income and other income earned from the investment in capital leases. While current credit conditions warranted an increase in the allowance for lease losses, we are comfortable with the risk profile of our consolidated portfolios. Leases booked during the quarter of $38.6 million were 31% ahead of the volume booked during the first quarter of the fiscal 2005. At September 30, 2005, property acquired for transactions in process of $42.2 million was up 24% from June 30, 2005, and compared to $44.4 million at September 30, 2004. Business development has remained strong and the volume of new lease originations approved during the quarter was up 25% from the year before. As a result, despite the higher level of bookings, the backlog of lease commitments at the end of the first quarter of fiscal 2006 is about the same level as a year earlier. The outlook for the balance of the year continues to be good, although we do not anticipate a continuation of the rate of growth in earnings shown during the first quarter."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2005 Annual Report on Form 10-K.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2005	2004

Direct finance income	$ 4,950	$ 4,222
Interest and investment income	307	273
Total direct finance and interest income	5,257	4,495

Interest expense on deposits	458	165
Provision for lease losses	402	-

Net direct finance and interest income after provision for lease losses	4,397	4,330
Other income
Operating and sales-type lease income	955	1,026
Gain on sale of leases and leased property	3,266	1,963
Other fee income	156	131
Total other income	4,377	3,120

Gross Profit	8,774	7,450

Selling, general and administrative expenses	4,789	4,863

Earnings before income taxes	3,985	2,587

Income taxes	1,544	996

Net earnings	$ 2,441	$ 1,591

Basic earnings per share	$ 0.22	$ 0.14
Diluted earnings per share	$ 0.21	$ 0.14

Weighted average common shares outstanding	11,106	11,046
Diluted number of common shares outstanding	11,381	11,269

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2005	June 30, 2005
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 34,569	$ 43,321
Marketable securities	1,230	1,484
Net receivables	2,756	1,636
Property for transactions in process	42,173	34,052
Net investment in capital leases	189,311	187,802
Other assets	2,150	2,119
Discounted lease rentals assigned to lenders	5,331	8,405
	$277,520	$278,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,982	$ 4,233
Income taxes payable, including deferred income taxes	11,819	15,834
Deposits	56,986	54,098
Other liabilities	9,957	9,313
Non-recourse debt	5,331	8,405
Total liabilities	89,075	91,883
Stockholders' Equity	188,445	186,936
	$277,520	$278,819